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                                 United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549

                            ---------------------

                                  FORM 8-K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1394


        Date of Report (Date of earliest event reported): APRIL 12, 2000


                              2-INFINITY.COM, INC.
             (Exact name of registrant as specified in its charter)

                                   Colorado
                (State or other jurisdiction of incorporation)

                     000-27821                             58-2230297
             (Commission File Number)          (IRS Employer Identification No.)


4828 Loop Central Drive, Suite 150, Houston, Texas           77081
    (Address of principal executive offices)              (Zip Code)


                                (713) 838-8853
              Registrant's telephone number, including area code

                            Lakota Technologies, Inc.
         (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

     On April 12, 2000, the Company held a Special Meeting of Shareholders in order to allow the shareholders to vote to approve two proposed amendments to the Company's Articles of Incorporation. In the first proposal, the Company sought approval of an amendment to Section 1 of Article V of the Articles of Incorporation in order to increase the authorized capital stock of the Company from 100,000,000 shares to 300,000,000 shares of common stock. The proposed amendment did not alter the number of authorized shares of preferred stock. In the second proposal, the Company sought approval of an amendment to
Article I of its Articles of Incorporation in order to change the Company's name from Lakota Technologies, Inc. to "2-Infinity.com, Inc."

     On March 3, 2000, the record date for the Special Meeting of Shareholders held on April 12, 2000, there were 63,501,339 shares of the Company's common stock issued and outstanding. All outstanding shares were entitled to vote on the two proposals. The first proposal was approved by the shareholders, with 47,949,544 shares voting for, 2,608,680 shares voting against and with 123,845 shares abstaining. The second proposal was approved by the shareholders, with 50,619,668 shares voting for, 121,701 shares voting against and 53,875 shares abstaining. Immediately after the Special Meeting of Shareholders, the Company submitted documentation to the Colorado Secretary of State in order to effect the foregoing amendments to its Articles of Incorporation.

     In addition, the Company's ticker symbol on the Nasdaq Bulletin Board has been changed to "TWIC."

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         Exhibits.

           99.1     Company press release dated April 12, 2000.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  April 27, 2000              2-INFINITY.COM, INC.

                                            By /s/ Kelly Nispel
                                               -----------------------------
                                               Kelly Nispel, Chief Financial
                                               Officer